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Union Heritage Capital Management (UHCM) CODE OF CONDUCT/ETHICS

1. General Provisions

1.1 Professional Responsibilities.

Union Heritage Capital Management is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. UHCM is dedicated to providing effective and proper professional investment management services to a wide variety of institutional clients. UHCM's reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with UHCM.

UHCM serves as an investment manager for various pension plans registered with the Securities and Exchange Commission, as well as institutional advisory clients. When used herein, the term "client" includes any investment company, assets of which UHCM manages, co-manages or for which it otherwise provides portfolio management services, and to institutional investors for whom UHCM provides investment supervisory services or manages investment advisory accounts.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor's decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client's investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser's duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

UHCM is required to adopt procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading.

In meeting its fiduciary responsibilities to our clients, UHCM has promulgated this Code of Conduct (the "Code") regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of UHCM in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between UHCM and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Compliance Officer ("CO"). The CO may under circumstances that are considered appropriate, or after consultation with the Management Committee, grant exceptions to the provisions contained in this manual only when it is clear that the interests of UHCM's clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. Adherence to this policy will be monitored by reviewing periodic reports supplied to CO.

1.2 Failure to Comply with the Provisions of the Code -- Sanctions.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with UHCM. It is important that employees understand the reasons for compliance with this Code. UHCM's reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with UHCM.

2. Applicability Of Restrictions And Procedures Of This Code.

Persons covered by this code include:

2.1 Advisory Representatives.

Rule 204-2(a)(12) of the Advisers Act requires generally that any partner, officer, director or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 10 calendar days following the end of each calendar quarter. Such persons are collectively defined under sub-paragraph (A) of this rule as "Advisory Representatives". This reporting requirement also applies to any employee who in the course of his/her duties is privy to information about securities that are being considered by any advisory representative for purchase by our clients. Union Heritage requires that all advisory representatives report his/her personal security transactions.

2.2 Access Persons

UHCM requires that any director, officer, or general partner of a Firm who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities, or who has access to information regarding a fund's future purchases or sales of portfolio securities must report his/her personal securities transaction not later than 10 calendar days following each calendar quarter.

2.3 Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of UHCM. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of UHCM, the term "Associate" or "Associated Person" will be used to collectively describe such employees. All employees are required to file personal security transactions with the CO.

3. Securities Subject To The Provisions Of This Code:

3.1 Covered Securities.

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term "Security" as follows:

[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term "Covered Securities" shall mean all such securities described above except:

Securities that are direct obligations of the United States;

Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Purchases effected upon exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

Any transaction exempt from registration not subject to the prior clearance provisions of this Section.

Although the term "Covered Securities" under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Covered Person as to whether a security is "covered" under this Code, he/she should consult with the CO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions and in conjunction with the limitations set forth in section 4, no Covered Person shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

Such security is being considered for purchase or sale by UHCM;

There is any possible conflict of interest or appearance thereof. A Covered Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by UHCM.

3.2 Securities Not Subject to Restrictions.

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4. Limitations On Personal Trading By Covered Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions:

4.1 Prohibited Transactions.

No Covered Person is allowed to purchase or sell more than 1000 shares of any one security over a 30 day period with out written permission of the CO. Covered Persons may not purchase any security that is a new position in client portfolios for 30 days or until all portfolios have been review. Covered Persons are not allowed to purchase or sell a security with in 48 hours of trading in a client's account with out written permission of the CO.

4.2 Pre-clearance of Transactions.

No Covered Person may purchase or sell more than 1,000 shares of any covered security over a 30 day period without first obtaining prior clearance from the CO. The CO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by UHCM on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of UHCM; (c) breaches the Access Person's fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employment Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

4.3 Black-Out Periods.

No Covered Person may purchase a security if he/she knows that a client of UHCM is selling that security or a related security, or has sold such a security within the past three (3) business days. No Access Person may sell a security if he/she knows that a client of UHCM is purchasing that security or a related security, or has purchased such a security within the past three (3) business days.

4.4 Short Term Trading.

No Covered Person of UHCM may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance in writing by the CO, or unless such transaction is necessitated by an unexpected special circumstance involving the Covered Person.

4.5 Potential Conflicts in Trading by Covered Persons for their own Accounts.

In order to avoid any potential conflict of interest between UHCM and its clients, securities transactions for the accounts of Covered Persons in the same security as that purchased/sold for advisory accounts managed by UHCM, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day.

5. Securities Reporting By Access Persons

5.1 Application of the Code of Conduct to Access Persons of UHCM.

The provisions of this Code apply to every security transaction, in which an Access Person of UHCM has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

The CO will notify employees when they become an Access Person. The CO shall maintain a list of access persons.

5.2 On Becoming an Access Person.

Any employee of UHCM who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. This report must include the following information:

A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

The date the report is submitted to the CO by the Covered Person.

5.3 Quarterly Transaction Reports. Rule 204-2(a)(12) of the Advisers Act.

Every Advisory Representative and/or Covered Person must submit a Personal Securities Transaction Report to the CO not later than 10 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Covered Person's brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly Personal Securities Transaction Report must contain the following information:

The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

The price at which the covered security was effected;

The name of the broker, dealer or bank through whom the transaction was effected; and

The date the report is submitted to the CO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CO within 10 calendar days following the end of the quarter.)

5.4 Annual Securities Holdings Report.

Every Access Person must submit an Annual Personal Securities Holdings Report to the CO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 10 calendar days following year-end and must be current as of a date no more than 30 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:

The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

The date the annual report is submitted by the Access Person to the CO.

In addition to the reporting provisions of sub-sections 5.3 and 5.4, above, Access Persons will be required to annually read and sign UHCM's Code of Conduct regarding employee securities transactions.

6. Reports of Associates' Securities Trades in Accounts with Broker/Dealers.

All Associates of UHCM having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to UHCM by the broker/dealer.

In lieu of manually listing each securities transaction on the Personal Securities Transaction Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7. Negative Reports.

It is the policy of UHCM that Personal Securities Transaction Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her quarterly report. The report must then be dated, signed and submitted to the CO for review.

8. Personal Securities Transactions and Insider Trading.

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of UHCM believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CO, or a principal of UHCM accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act. All Associates of UHCM are required to read and acknowledge having read UHCM's insider trading policy annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of UHCM:

9. Options. Transactions in put or call options are subject to the same criteria as those for the underlying securities.

10. Dealings with Clients. No Associate may directly or indirectly purchase from or sell to a client of UHCM any security. Associates of UHCM are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any UHCM client and from lending money to any UHCM client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CO.

11. Orders Contrary to the Selection Guidelines Buy/Sell Categories. If there is a client order pending execution that is contrary to UHCM's Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client's order has been filled.

12. Margin Accounts. While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CO upon written request by the Associate.

13. New Issues. In view of the potential conflicts of interest, Associates are not permitted to purchase initial public offerings of securities ("IPO's") that are over-subscribed and likely to rise to an immediate premium over the issue price. Such IPOs are termed "hot issues." However, Associates may purchase IPO's when such securities are not oversubscribed or have not been requested by or are not being considered for purchase by clients of UHCM. In all cases, Associates must obtain written approval from the CO before subscribing to or purchasing any new issue.

14. Private Placements. No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CO.

15. Short Sales. Associates are prohibited from selling short any security which is held broadly in client portfolios, except that short sales may be made "against the box" in the Associate's personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

16. Bonds (Corporate and Municipal). Purchases and sales of $200,000 or greater, by Associates in their personal transactions of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.

17. Other Restricted Activities Applicable to All Associates of UHCM:

17.1 Outside Business Interests. An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with UHCM's CO prior to accepting such a position. Information submitted to the CO will be considered as confidential and will not be discussed with the Associate's prospective employer without the Associate's permission.

UHCM does not wish to limit any Associate's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, UHCM must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

17.2 Personal Gifts. Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of UHCM are discouraged. Gratuitous trips and other favors whose value may exceed $200 should be brought to the attention of the UHCM.

17.3 Use of Source Material. Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of UHCM for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing UHCM or bearing UHCM's name or logo must first be submitted to the CO for approval and authorization prior to presentation to outside parties.

17.4 Communications with Clients through Radio, Television and Other Media.

Associates of UHCM are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to explain the services offered through UHCM. However, the Associate must submit to the CO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by UHCM.

Associates making appearances on radio or television programs as representatives of UHCM are prohibited from recommending any specific security, unless such security is currently on UHCM's list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on UHCM's recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of UHCM.

18. Promulgation, Execution And Distribution Of The Code:

The Managing Member of UHCM has read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of UHCM. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/Associates of UHCM.

Signed______________________________________________ Date _____________________

Acknowledgment Of Receipt Of Code Of Conduct/Ethics

COVERED PERSON OF UHCM

I have read the above Code of Conduct of UHCM regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Signed _____________________________________________ Date______________________